Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
11013 West Broad Street
Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE – FOR IMMEDIATE RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-327-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-201-2556

MWV Reports 2008 Fourth Quarter and Full-Year Results

•	Company Solidifies Strong Financial Position in Difficult Economic Environment; Cash Flow from Continuing Operations Exceeded $175 Million in the Fourth Quarter

•	Actions Underway to Reduce Costs and Improve Business Performance

RICHMOND, VA – January 28, 2009 –MeadWestvaco Corporation (NYSE: MWV) today reported lower operating results for the fourth quarter and full year of 2008, reflecting a difficult operating environment of continued input cost inflation and lower demand in many consumer packaging markets. MWV generated in excess of $175 million in cash flow from continuing operations during the quarter as the company aggressively managed working capital and controlled discretionary spending to improve its already strong financial position. MWV is capitalizing on this strength and continuing to focus on capturing the highest-value opportunities in targeted global packaging markets. As part of this strategy to enhance its business platform and improve long-term financial performance, MWV is accelerating elements of a cost reduction program to achieve an additional $100 million in reduced corporate and business overhead expenses and $25 million in savings from facility closures and restructuring this year.

“Before and during this difficult period, we’ve taken bold, proactive steps to secure our financial position and ensure that we remain a strong competitor in our targeted markets,” said John A. Luke, Jr., chairman and chief executive officer. “We have fortified our cash position and moved aggressively to reduce our costs, all while continuing to execute our strategic priorities. Our actions reflect an intense focus on maximizing value for our shareholders through this period of economic uncertainty and into the stronger and more stable times that are sure to come.”

Fourth Quarter Results

Results for the fourth quarter of 2008 reflect the continued impact of severe input cost inflation and lower demand due to declining global economic conditions. MWV aggressively responded to these factors by pursuing price increases across its businesses, by adjusting production to match demand and by tightly managing cash flow, including working capital and capital expenditures. Fourth quarter 2008 sales from continuing operations were $1.60 billion, 7 percent lower than fourth quarter 2007 sales from continuing operations of $1.72 billion. Fourth quarter loss from continuing operations was $16 million, or $0.09 per share, and included after-tax restructuring charges of $33 million, or $0.19 per share, related to facility closures, asset write-downs and employee separation costs mainly due to the company’s business improvement actions announced on January 15, 2009.

In the fourth quarter of 2007, MWV reported income from continuing operations of $146 million, or $0.80 per share. The results for the fourth quarter of 2007 included an after-tax gain of $102 million, or $0.56 per share, related to the sale of non-strategic forestlands. Also included in the 2007 results are after-tax restructuring charges of $26 million, or $0.14 per share, related to facility closures, asset write-downs and employee separation costs, and after-tax one-time costs of $3 million, or $0.02 per share, related to the company’s previous cost initiative.

Full-Year Results

Full-year 2008 sales from continuing operations were $6.64 billion, 4 percent higher than 2007 sales from continuing operations of $6.41 billion. Volume and price gains in the mill business drove the strong growth. Full-year 2008 income from continuing operations was $80 million, or $0.46 per share, and included after-tax restructuring charges of $44 million, or $0.26 per share, related to facility closures, asset write-downs and employee separation costs.

Full-year 2007 income from continuing operations was $266 million, or $1.45 per share. The results for 2007 included an after-tax gain of $155 million, or $0.84 per share, related to the sale of non-strategic forestlands. Also included in the 2007 results are after-tax restructuring charges of $54 million, or $0.29 per share, related to facility closures, asset write-downs and employee separation costs, and after-tax one-time costs of $15 million, or $0.08 per share, related to the company’s previous cost initiative.

On July 1, 2008, MWV completed the sale of its North Charleston, S.C., kraft paper mill and related assets for net proceeds of $466 million. For the current and prior year reporting periods, the company is reporting the results of the North Charleston mill and related assets as discontinued operations. The results of the North Charleston mill were previously included in the Packaging Resources segment. Results from discontinued operations were after-tax income of $2 million, or $0.02 per share, in the fourth quarter of 2007. Full-year 2008 results from discontinued operations were after-tax income of $10 million, or $0.06 per share, compared to after-tax income of $19 million, or $0.11 per share, in 2007.

Packaging Resources

In the Packaging Resources business, segment profit was $45 million in the fourth quarter of 2008 compared to $73 million in the fourth quarter of 2007. Sales increased 2 percent to $632 million in the fourth quarter of 2008 versus $621 million in the fourth quarter of 2007. In the fourth quarter of 2008, this segment improved pricing and product mix by $35 million year-over-year and managed to hold overall volume relatively stable in a difficult demand environment. These gains were more than offset by increased costs for energy, raw materials and freight, which were $45 million higher year-over-year, and by the impact of unfavorable foreign currency exchange. Rigesa, the company’s Brazilian operation, posted quarterly sales growth, reflecting continued solid demand for value-added corrugated packaging solutions in the domestic Brazilian market.

The segment responded to lower demand in the fourth quarter by reducing mill production of coated unbleached kraft (CNK®) by 35,000 tons compared to the prior year, which unfavorably impacted productivity. Versus the same year-ago quarter, bleached board shipments increased 5 percent and were driven by continued gains in commercial print and liquid packaging markets. Bleached board pricing increased 6 percent in the fourth quarter of 2008. Versus the same year-ago quarter, CNK® pricing increased 5 percent, while shipments declined 12 percent, reflecting lower demand due to customer de-stocking. While the overall demand outlook remains uncertain, backlogs for both bleached and coated unbleached kraft paperboard are currently at seasonal levels of about 2 weeks. The segment is vigilantly tracking demand signals and will continue to take actions to manage production to demand.

The Packaging Resources segment’s full-year 2008 profit from continuing operations was $195 million compared to $281 million in 2007. The decline in profit was primarily due to record cost inflation in energy, raw materials and freight the company experienced throughout 2008. Sales in 2008 increased 7 percent to $2.67 billion compared to $2.50 billion in 2007. Higher sales were driven by improved pricing and mix in the company’s key paperboard grades and by volume growth in bleached board.

Consumer Solutions

In the Consumer Solutions business, segment profit was $11 million in the fourth quarter of 2008 compared to $16 million in the fourth quarter of 2007. Sales decreased 10 percent to $596 million in the fourth quarter of 2008 compared to $659 million in the fourth quarter of 2007. Pricing and mix improved $10 million and offset $6 million of higher costs for energy, raw material and freight as the segment began to benefit from pricing actions to offset significant oil-based raw materials inflation, principally plastic resin. Lower overall sales and profit were due to significant volume declines in personal care and media packaging as a result of weak economic conditions. This segment increased its market share in the home and garden market for trigger sprayers and other dispensers, delivered growth with Shellpak™ in the healthcare packaging market, and had solid performance in beverage packaging, especially in North America.

As part of the previously announced actions to refocus its business on the highest value packaging opportunities, the segment is streamlining its product line and manufacturing footprint, including the recent closure of four converting locations.

The Consumer Solutions segment’s full-year 2008 profit was $56 million compared to $86 million in 2007. The decline in profit was principally driven by volume declines in media and personal care packaging and significantly higher costs for energy, raw materials and freight. Sales increased 3 percent to $2.51 billion in 2008 compared to $2.43 billion in 2007. Higher sales were driven by growth in global beverage, home and garden and healthcare packaging solutions.

Consumer & Office Products

In the Consumer & Office Products business, segment profit was $34 million in the fourth quarter of 2008 compared to $66 million in the fourth quarter of 2007. Sales in the fourth quarter of 2008 were $273 million compared to $345 million in the fourth quarter of 2007. Sales were lower due to the weak U.S. economy, resulting in significantly lower volumes of consumer, time-management, dated and envelope products. Benefits from increased productivity and continued strong performance by the Brazilian back-to-school business were more than offset by lower volumes in North America and by higher costs for raw materials, resulting in a decline in profit compared to last year. This segment continues to be impacted by Asian-based imported products.

The Consumer & Office Products segment’s full-year 2008 profit was $96 compared to $139 million in 2007. Sales in 2008 were $1.06 billion compared to $1.15 billion in 2007. Volume declines across key product lines as a result of the U.S. economic recession drove year-over-year segment profit and sales lower than 2007 levels.

Specialty Chemicals

In the Specialty Chemicals business, segment profit was $9 million in the fourth quarter of 2008, a 50 percent increase compared to $6 million in the fourth quarter of 2007 reflecting higher selling prices, improved mix and lower selling, general and administrative costs. Sales were $123 million in the fourth quarter of 2008 compared to $124 million in the fourth quarter of 2007. Improved pricing helped offset higher costs for energy, raw materials and freight. Performance chemicals volumes were down year-over-year due to economic-related factors, but were partially offset by growth in key emerging markets. The asphalt additives business in particular is benefiting from higher spending on infrastructure by governments. Activated carbon volume was down as well, impacted by the weakening global automotive market but offset partially by new applications for the water and food purification markets.

The Specialty Chemicals segment’s full-year 2008 profit increased 30 percent to $48 million compared to $37 million in 2007. Sales in 2008 increased 11 percent to $547 million compared to $494 million in 2007. Volume growth in key performance chemical markets and improved pricing in both performance chemicals and carbon solutions were the primary drivers of the segment’s improvement in sales and profits.

Community Development and Land Management

In the Community Development and Land Management business, segment profit was $16 million in the fourth quarter of 2008 compared to $182 million in the fourth quarter of 2007. The 2007 results include a pre-tax gain of $167 million related to the sale of non-strategic forestlands. Sales were $39 million in the fourth quarter of 2008 compared to $15 million in the fourth quarter of 2007. Fourth quarter 2008 profit from real estate activities related to small-tract land sales was $10 million versus $12 million in 2007. Fourth quarter 2008 forestry and lease activities profit was $6 million versus $3 million in 2007. Benefits from increased small-tract land sales and fiber sales were partially offset by lower log pricing and higher costs for cutting and hauling as well as by increased advertising and planning expenses associated with ongoing land sales and development initiatives. In the fourth quarter of 2008, the company sold approximately 7,300 acres for gross proceeds of $16 million as part of its small-tract sales program versus approximately 3,700 acres for gross proceeds of $14 million in the fourth quarter of 2007. In the fourth quarter of 2008, the distribution of acreage the company sold shifted to smaller recreational properties primarily located in rural Alabama, Georgia and Virginia.

The Community Development and Land Management segment’s full-year 2008 profit was $59 million compared to $294 million in 2007. The 2007 results include a pre-tax gain of $250 million related to the sale of non-strategic forestlands. Sales were $135 million in 2008 compared to $87 million in 2007. Full-year 2008 profit from real estate activities related to small-tract land sales was $40 million versus $24 million in 2007. Full-year 2008 forestry and lease activities profit was $19 million versus $20 million in 2007. Benefits from increased small-tract land sales, improved minerals revenues, and a reduction in forestry personnel due to non-strategic forestlands sales more than offset lower overall fiber sales and pricing as well as increased advertising and planning expenses associated with ongoing land sales and development initiatives. In 2008 as part of its small-tract sales program, the company sold approximately 21,200 acres for gross proceeds of $57 million versus approximately 7,900 acres for gross proceeds of $26 million in 2007. In 2008, as the economy continued to weaken, the company shifted its sales marketing focus to smaller recreational properties primarily located in rural Alabama, Georgia and Virginia.

Current real estate industry conditions remain challenging due to significant credit tightening and weaker consumer spending. These factors likely will continue to influence near-term results. During this time, the company will continue to move forward with its near- and long- term real estate value creation plans, including enhancing rural land and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $137 million in the fourth quarter of 2008 compared to a loss of $140 million in the fourth quarter of 2007. The reduced loss in the fourth quarter of 2008 is primarily due to lower employee incentive compensation and other benefits and higher interest and pension income, offset in part by the impact of unfavorable foreign currency exchange and higher restructuring charges compared to 2007. Full-year 2008 Corporate and Other loss was $375 million compared to a loss of $466 million in 2007. The reduced loss in 2008 is primarily due to higher interest and pension income and lower restructuring charges, offset in part by the impact of unfavorable foreign currency exchange compared to 2007. The 2007 loss for Corporate and Other has been recast to reflect the new segment structure adopted in 2008 of separately presenting the segment results of the Community Development and Land Management business.

Other Items

For the three months and year ended December 31, 2008, pre-tax costs for energy, raw materials and freight on a continuing operations basis increased $65 million and $254 million over the respective periods in 2007.

For the three months and year ended December 31, 2008, the impact on pre-tax results from continuing operations from foreign currency exchange was unfavorable by $29 million and $19 million compared to the respective periods in 2007.

For the three months ended December 31, 2008, pre-tax results from continuing operations include an adjustment of $28 million related to a reduction of employee incentive compensation expense.

Annual capital spending attributable to continuing operations was $288 million in 2008 compared to $329 million in 2007.

For the three months and year ended December 31, 2008, pension income was $20 million and $93 million, respectively. The company’s U.S. qualified retirement plans remain over funded and the company does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The annual effective tax benefit rate for 2008 attributable to continuing operations of approximately 1 percent differed from statutory rates primarily due to a favorable settlement of certain federal tax audit issues, benefits from changes in federal tax laws and regulations, and the mix of results between the company’s domestic and foreign operations. The annual effective tax rate for 2008 attributable to continuing operations excluding certain discrete items, such as benefits from changes in federal tax laws and regulations, was approximately 26 percent.

MWV paid a regular quarterly dividend of $0.23 during the fourth quarter of 2008. On January 26, 2009, the company declared a regular quarterly dividend of $0.23 per common share. The payment of the dividend will be made on March 2, 2009, to shareholders of record at the close of business on February 5, 2009.

Outlook

Given worldwide economic uncertainty, first quarter year-over-year results comparisons are difficult to predict. MWV’s normal business seasonality is expected to be compounded by continued weak global consumer demand. MWV is directly addressing the economic environment by remaining focused on further strengthening its financial position, including vigilantly managing working capital and discretionary spending, and by aggressively matching production with demand. The company also expects to benefit from its strategic cost management actions announced on January 15, 2009 as well as its ongoing productivity improvement initiatives.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EST) by dialing 1 (800) 230-1096 (toll-free domestic) or 1 (612) 288-0337 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 noon (EST) on January 28, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 977652. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 22,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fifth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net sales	$1,599	$1,721	$6,637	$6,407
Cost of sales	1,384	1,433	5,573	5,262
Selling, general and administrative expenses	194	222	809	870
Interest expense	55	52	210	205
Other income, net	(12)	(189)	(34)	(301)

(Loss) income from continuing operations before income taxes	(22)	203	79	371
Income tax (benefit) provision	(6)	57	(1)	105

(Loss) income from continuing operations	(16)	146	80	266
Income from discontinued operations, net of income taxes [1]	—	2	10	19

Net (loss) income	$(16)	$148	$90	$285

Net (loss) income per share, basic and diluted:
(Loss) income from continuing operations	$(0.09)	$0.80	$0.46	$1.45
Income from discontinued operations [1]	—	0.02	0.06	0.11

Net (loss) income	$(0.09)	$0.82	$0.52	$1.56

Shares used to compute net (loss) income per share:
Basic	171.0	180.0	172.3	182.6
Diluted	171.0	180.8	172.7	183.6

[1]	Reflects the disposition of the company’s North Charleston, S.C., kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2008	December 31, 2007 [1]
Assets
Cash and cash equivalents	$549	$245
Accounts receivable, net	799	975
Inventories	695	745
Other current assets	118	122
Current assets of discontinued operations	—	80

Current assets	2,161	2,167

Property, plant, equipment and forestlands, net	3,518	3,790
Prepaid pension asset	634	1,214
Goodwill	805	840
Other assets	1,337	1,404
Non-current assets of discontinued operations	—	422

	$8,455	$9,837

Liabilities and shareholders’ equity
Accounts payable	$567	$622
Accrued expenses	618	720
Notes payable and current maturities of long-term debt	89	68
Current liabilities of discontinued operations	—	45

Current liabilities	1,274	1,455

Long-term debt	2,309	2,375
Other long-term obligations	986	1,056
Deferred income taxes	919	1,227
Long-term liabilities of discontinued operations	—	16
Shareholders’ equity	2,967	3,708

	$8,455	$9,837

[1]

Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s North Charleston, S.C., kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Sales
Packaging Resources [1]	$632	$621	$2,667	$2,504
Consumer Solutions	596	659	2,511	2,431
Consumer & Office Products	273	345	1,063	1,147
Specialty Chemicals	123	124	547	494
Community Development and Land Management [4]	39	15	135	87
Corporate and Other [1,2]	14	34	105	130

Total	1,677	1,798	7,028	6,793
Intersegment eliminations	(78)	(77)	(391)	(386)

Consolidated totals	$1,599	$1,721	$6,637	$6,407

Segment (loss) profit
Packaging Resources [1]	$45	$73	$195	$281
Consumer Solutions	11	16	56	86
Consumer & Office Products	34	66	96	139
Specialty Chemicals	9	6	48	37
Community Development and Land Management [4]	16	182	59	294
Corporate and Other [1,3,4]	(137)	(140)	(375)	(466)

Consolidated totals [5]	$(22)	$203	$79	$371

[1]

Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s North Charleston, S.C., kraft paper mill and related assets which occurred on July 1, 2008.

[2]	Revenue included in Corporate and Other includes specialty papers sales.
[3]	Corporate and Other includes minority interest income and losses, restructuring charges, pension income, interest expense and income, and gains and losses on certain asset sales.
[4]

For the three months and year ended December 31, 2008 and 2007, the company is presenting the Community Development and Land Management business as a separate segment (included in Corporate and Other prior to the third quarter of 2008).

[5]	Consolidated totals represent (loss) income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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